UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                                  APRIL 1, 2005



                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


               DELAWARE                    000-23889             76-0553110
    (STATE OF OTHER JURISDICTION OF   (COMMSION FILE  NO.)   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)



            6601 OWENS DRIVE, SUITE 115, PLEASANTON, CALIFORNIA 94588
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (925) 251-0000
               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE

                                 ---------------

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Item 8.01  Other Events

The following information is being furnished pursuant to Item 8.01.

Under the terms of the preliminary agreement between BrightStar Information Technology Group, Inc. (the "Company") and Stellar McKim LLC, a financial services and software group, which was announced on March 31, 2005, BrightStar would issue new Series A and Series B convertible preferred stock to Stellar in exchange for $350,000 cash.

BrightStar would issue to Stellar new Series A preferred stock convertible into approximately 38.6 million shares of currently authorized common stock, representing approximately 53.7% of BrightStar's 72 million currently authorized shares. BrightStar also would issue at closing new Series B preferred stock, convertible into 595,034,440 shares, at which time Stellar would in total own 95% of the common stock of BrightStar, on a fully diluted basis.

The remaining 5% of BrightStar's fully diluted common stock, half of which would represent the common stock, options and warrants of BrightStar that are outstanding at closing and the other half of which would be issued to the holders of BrightStar's currently outstanding Series 1 Convertible Subordinated Promissory Notes, would be adjusted so as to have a market value equal to $400,000, upon the completion of a qualifying merger or acquisition transaction.

Stellar would also acquire all of the outstanding Series 1 Convertible Subordinated Promissory Notes. The warrants issued in connection with the issuance of those notes would be cancelled, the conversion feature of those notes into BrightStar's common stock would be eliminated, and the maturity of the notes would be extended until December 31, 2007.

Closing is subject to a number of conditions, including the satisfactory completion of due diligence, the completion of BrightStar's 2004 audit and transaction documentation and the approval of all of BrightStar's note holders.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

                                BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.

Date: April 1, 2005.            BY: /s/ Joseph A. Wagda
                                    -----------------------------------------
                                    Joseph A. Wagda
                                    Chairman and Chief Executive Officer

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